Exhibit 99.1

KULR Technology Rapidly Develops Counter-UAS Directed Energy Battery System: From Purchase Order to Prototype in 5 Weeks

HOUSTON / GLOBENEWSWIRE / November 24, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics, today announced that it is developing a next-generation 400V battery system to support a Counter-UAS Directed Energy System, delivering a complete design package and prototype build in 5 weeks after receipt of the purchase order. The system is planned to enter production in 2026.

This milestone reflects KULR’s deep experience in mission-critical battery design and its disciplined approach to engineering for performance, safety, and manufacturability. Leveraging methodologies refined through years of supporting aerospace, defense, and high-reliability applications, KULR has established a rapid development framework that minimizes design cycles while maintaining the highest safety and quality standards.

For the Counter-UAS Directed Energy Battery System, KULR utilized its model-based electrical and thermal simulations, proprietary cell selection process, and design-for-safety architecture to produce a battery capable of meeting the power requirements of advanced energy weapon platforms. The company’s in-house integration capabilities, from electrical layout and mechanical packaging to testing and validation of the system, enabled a seamless transition from concept to prototype in record time.

The directed energy weapons (DEW) market is forecasted to expand rapidly over the next decade, increasing from an estimated $7.9 billion to $39.9 billion over the period (17.6% CAGR). This expansion is driven by rising global defense budgets, military modernization initiatives, and the urgent demand for advanced countermeasures against missiles and drones. Armed forces across the world are prioritizing high-energy laser, high-power microwave, and particle beam technologies to address emerging aerial and ground threats with greater precision and minimal collateral damage.

“KULR is expanding its KULR ONE Guardian (K1G) platform with enhanced solutions engineered specifically for defense applications requiring the rigorous performance standards of MIL-STD-810H. Leveraging our in-house manufacturing capabilities at our Webster, Texas facility, we accelerated development and brought this program to life with exceptional speed and precision,” said Peter Hughes, VP of Engineering at KULR Technology Group.

KULR’s engineering approach emphasizes modular design principles, advanced CAD and thermal modeling, and rapid prototyping workflows that allow simultaneous progress across electrical, mechanical, and firmware domains. These proven methodologies not only reduce time-to-prototype but also streamline the pathway to low-rate initial production (LRIP) and full-rate manufacturing for defense and aerospace customers.

The rapid turnaround underscores KULR’s role as a trusted technical partner for programs that demand high energy density, robust safety, and fast design execution. By combining proprietary thermal management IP with agile engineering processes, KULR continues to demonstrate its capability to meet the stringent timelines and performance expectations of next generation directed energy systems.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (NYSE American: KULR) is a Bitcoin+ Treasury company that builds a portfolio of frontier technology businesses ranging from high-performance energy systems to AI Robotics. KULR delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s offering allows delivery of commercial-off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. Since late 2024, KULR has included bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its excess cash to the acquisition of bitcoin.

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Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely based on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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